UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 4, 2009

PHOENIX FOOTWEAR GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31309	15-0327010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5840 El Camino Real, Suite 106 Carlsbad, CA	92008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including are code (760) 602-9688

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 4, 2009, Phoenix Footwear Group, Inc. (the “Company”), together with its subsidiaries, entered into an Accounts Receivable and Inventory Security Agreement with First Community Financial, a division of Pacific Western Bank (“First Community Financial”), for a two year revolving credit facility collateralized by all of its personal property and those of its subsidiaries. Under the facility, the Company can borrow up to $4.5 million (subject to a borrowing base which includes Eligible Accounts Receivable and Eligible Inventory). The Eligible Inventory sublimit included in the borrowing base, currently capped at $1.5 million, shall be reduced by $200,000 per month beginning on January 15, 2010 until such amount is reduced to $300,000.

Concurrently with the execution of the Accounts Receivable and Inventory Security Agreement, the Company made an initial borrowing thereunder in the amount of $2.0 million, which was used to pay in full the outstanding balances of $1.7 million owed to its then lender, Wells Fargo. Following this borrowing, as of the date hereof, the Company had $1.1 million in available borrowing capacity under the facility.

The Company also terminated the underlying credit agreement, forbearance agreement, notes, security agreements and related instruments and documents, but left in force a Continuation of Letter of Credit agreement between the Company and Wells Fargo. In connection with the pay off of the Wells Fargo facility, the Company cash collateralized on a dollar-for-dollar basis two letters of credit, previously issued by Wells Fargo, which will remain outstanding until they expire or are drawn upon. These letters of credit are in the aggregate face amount of approximately $304,000. The Company pledged the cash collateral account to Wells Fargo pursuant to conditions present in a Payoff Letter which the Company agreed to with Wells Fargo.

In addition to the repayment of Wells Fargo credit facility, the proceeds of the First Community Financial credit facility can be used for ongoing working capital needs.

The borrowings under the revolving line of credit bear interest at a rate equal to the greater of 6.00% per annum or the prime rate plus 2.75%, subject to certain interest minimums. At the time of closing, the Company paid a commitment and funding fee of $67,500 to First Community Financial. In addition, the Company will be charged a monthly collateral monitoring fee. A prepayment fee in an amount equal to the remaining minimum amount of interest will be due First Community Financial if the Company terminates the credit facility prior to the original two year term date.

The Accounts Receivable and Inventory Security Agreement includes various financial and other covenants with which the Company has to comply in order to maintain borrowing availability and avoid penalties, including a minimum net worth requirement. Other covenants include, but are not limited to, covenants limiting or restricting the Company’s ability to incur indebtedness, incur liens, enter into mergers or consolidations, dispose of assets, make investments, pay dividends, enter into transactions with affiliates, or prepay certain indebtedness. The Accounts Receivable and Inventory Security Agreement also contains customary events of default including, but not limited to, payment defaults, covenant defaults, cross-defaults to other indebtedness, material judgment defaults, inaccuracy of representations and warranties, bankruptcy and insolvency events, defects in First Community Financial’ security interest, change in control events and material adverse change. The occurrence of an event of default will increase the interest rate by 4.0% over the rate otherwise applicable and could result in the acceleration of all obligations of the Company to First Community Financial with respect to indebtedness, whether under the Accounts Receivable and Inventory Security Agreement or otherwise.

This summary of the Accounts Receivable and Inventory Security Agreement and related instruments and documents executed pursuant thereto are qualified in their entirety by reference to the full text of thereof filed as exhibits herewith, all of which are incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Accounts Receivable and Inventory Security Agreement dated December 4, 2009 among Phoenix Footwear Group, Inc. and its subsidiaries and First Community Financial, a Division of Pacific Western Bank

10.2	$4,500,000 Multiple Advance Promissory Note dated December 4, 2009 among Phoenix Footwear Group, Inc. and its subsidiaries and First Community Financial, a Division of Pacific Western Bank

10.3	Intellectual Property Security Agreement dated December 4, 2009 among Phoenix Footwear Group, Inc. and its subsidiaries and First Community Financial, a Division of Pacific Western Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX FOOTWEAR GROUP, INC.
(Registrant)

Date: December 4, 2009	/s/ DENNIS T. NELSON
Dennis T. Nelson
Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Accounts Receivable and Inventory Security Agreement dated December 4, 2009 among Phoenix Footwear Group, Inc. and its subsidiaries and First Community Financial, a Division of Pacific Western Bank

10.2	$4,500,000 Multiple Advance Promissory Note dated December 4, 2009 among Phoenix Footwear Group, Inc. and its subsidiaries and First Community Financial, a Division of Pacific Western Bank

10.3	Intellectual Property Security Agreement dated December 4, 2009 among Phoenix Footwear Group, Inc. and its subsidiaries and First Community Financial, a Division of Pacific Western Bank